UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2016

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33156 (Commission File Number)	20-4623678 (I.R.S. Employer Identification No.)

350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of principal executive offices, including zip code)

(602) 414-9300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

Effective October 24, 2016, Alexander R. Bradley, age 35, has been appointed Chief Financial Officer of First Solar, Inc. (“First Solar” or the “Company”), reporting to the Chief Executive Officer. As previously reported on First Solar’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 28, 2016, Mr. Bradley has been serving as Chief Financial Officer on an interim basis since July 1, 2016. Mr. Bradley previously served as Vice President, Treasury and Project Finance for First Solar and was responsible for global debt, equity, and tax equity financings, project structuring and project sales, as well as global treasury. Mr. Bradley also serves as a director on the board of the general partner of 8point3 Energy Partners LP (“8point3 Energy Partners”), the joint yieldco formed by First Solar and SunPower Corporation in 2015 to own and operate a portfolio of selected solar generation assets, and had previously served as vice president of operations for the general partner of 8point3 Energy Partners. Mr. Bradley has led or supported the structuring, sale, and financing of over $10 billion and approximately 2.7 GW of the Company’s worldwide development assets, including several of the largest photovoltaic power plant projects in North America. Mr. Bradley’s professional experience includes more than 10 years in investment banking, mergers and acquisitions, project finance, and business development in the United States and internationally. Prior to joining the Company in May 2008, Mr. Bradley worked at HSBC in investment banking and leveraged finance, in London and New York, covering the energy and utilities sector. He received his Master of Arts from the University of Edinburgh, Scotland. Mr. Bradley is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. He is not expected to serve on any board committee and has no family relationships with any other director or executive officer of the Company.

Mr. Bradley will be entitled to an annual base salary of $425,000 (subject to periodic increases at First Solar’s discretion) and the opportunity to participate in First Solar’s annual bonus program, with a target bonus percentage of 75% of his annual base salary. Mr. Bradley is eligible to participate in First Solar’s standard employee benefit programs and will be entitled to benefits consistent with those provided to other senior executives of First Solar and any other benefits that First Solar may, in its sole discretion, elect to grant to him from time to time. All payments made to Mr. Bradley pursuant to his employment agreement shall be subject to clawback by First Solar to the extent required by applicable law.

In the event of a termination of employment by First Solar without cause outside the change in control protection period (as described below), subject to delivery of a release of claims, Mr. Bradley will receive cash severance equal to 12 months’ salary continuation, as well as medical coverage until the earlier of 12 months or such time as Mr. Bradley is covered under a medical benefits plan of a subsequent employer. In addition, in the event Mr. Bradley’s employment is terminated by First Solar without cause or due to his death or disability, in each case, outside the change in control protection period, then any equity award (or portion thereof) that would have vested or become exercisable by its terms within 12 months following the date of Mr. Bradley’s termination of employment will become vested or exercisable as of the date of his termination of employment.

In the event of a termination of Mr. Bradley’s employment by First Solar without cause within the two years following a change in control, such period, the “change in control protection period,” Mr. Bradley will receive (i) a prorated target bonus, (ii) cash severance equal to two times the sum of (a) his annual salary and (b) the greater of his target bonus or his average bonus during the preceding three years, (iii) continued health benefits for 18 months, (iv) up to $20,000 in expenses for outplacement services, and (v) full vesting of all of his equity awards, other than any performance awards, which shall be subject to their own change in control vesting terms, all subject to delivery of a release of claims.

Mr. Bradley is subject to certain restrictions on competition and solicitation during his employment with First Solar and for one year thereafter, as well as separate confidentiality and intellectual property obligations, each pursuant to agreements the terms of which are consistent in all material respects to those that First Solar has previously entered into with its executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.

Date: October 14, 2016	By:	/s/ PAUL KALETA
	Name:	Paul Kaleta
	Title:	Executive Vice President and General Counsel

3